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EXHIBIT 3.1
ARTICLES OF INCORPORATION
OF
SILVER BEAVER MINING COMPANY, INC.

     The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

Article I
Name

     The name of the corporation is Silver Beaver Mining Company, Inc.

Article II
Duration

     The duration of the corporation is perpetual.

Article III
Purposes

     The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

Article IV
Capitalization

     The authorized capital of this corporation shall consist of fifty million (50,000,000) common shares, having $.001 par value. All such common shares are non-assessable and each share shall have equal rights as to voting and in the event of dissolution and liquidation. The shareholders shall have no preemptive rights to acquire any shares of this corporation. There shall be no cumulative voting by shareholders.

Article V
Registered Agent and Office

     The street and mailing address of the initial registered office of the corporation is 3642 Boulder Hwy., #387, Las Vegas, NV 89121, and the name of the registered agent of the corporation at that address is P.A. Hartley.

Article VI
Directors

     The corporation shall be governed by a Board of Directors and shall have three (3) directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

    Howard Oveson             Robert K. Hatch           Rhonda Eardley
    57 West 200 South         841 Three Fountains Dr.   4970 South 900 East
    Suite 310                 #253                      Suite F104
    Salt Lake City, UT 84101  Murray, UT 84107          Salt Lake City, UT 84117

Article VIII
Incorporators

     The name and address of the incorporator is:

          Howard M. Oveson
          57 West 200 South
          Suite 310
          Salt Lake City, UT  84101

     Dated this 1st day of June, 1998.
          /s/ Howard M. Oveson

State of Utah           )
                        )  ss.
County of Salt Lake     )

     On the 1st day of June, 1998, personally appeared before me, a Notary Public, Howard M. Oveson who acknowledged that he had executed the foregoing Articles of Incorporation of Silver Beaver Mining Company, Inc.

                                   /s/ Notary Public